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                                                                    EXHIBIT 4(d)
                             SUB-ADVISER AGREEMENT

SUB-ADVISER AGREEMENT executed as of April 16, 1998 between ALLMERICA FINANCIAL INVESTMENT MANAGEMENT SERVICES, INC., a corporation organized and existing under the laws of the Commonwealth of Massachusetts, (the "Manager") and T. ROWE PRICE ASSOCIATES, INC. (the "Sub-Adviser"), a corporation organized and existing under the laws of the state of Maryland.

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.       SERVICES TO BE RENDERED BY SUB-ADVISER TO THE TRUST

         (a) Subject always to the control of the Trustees of Allmerica Investment Trust (the "Trust"), a Massachusetts business trust, the Sub-Adviser, at its expense, will furnish continuously an investment program for the following series of shares of the Trust: the Select Capital Appreciation Fund (the "Fund") and such other series of shares as the Trust, the Manager and the Sub-Adviser may from time to time agree on (together, the "Funds"). The Sub-Adviser will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities. In the performance of its duties, the Sub-Adviser will comply with the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust and the objectives and policies of the Fund, as set forth in the current Registration Statement of the Trust filed with the Securities and Exchange Commission ("SEC") and any applicable federal and state laws, and will comply with other policies which the Trustees of the Trust (the "Trustees") or the Manager, as the case may be, may from time to time determine and which are furnished by notice in writing to the Sub-Adviser. The Sub-Adviser shall make its officers and employees available to the Manager from time to time at reasonable times to review investment policies of the Fund and to consult with the Manager regarding the investment affairs of the Fund. In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed to be an agent of the Trust.

         (b) The Sub-Adviser, at its expense, will furnish (i) all investment and management facilities, including salaries of personnel necessary for it to perform the duties set forth in this Agreement, and (ii) administrative facilities, including clerical personnel and equipment necessary for the conduct of the investment affairs of the Fund (excluding brokerage expenses and pricing and bookkeeping services).

         (c) The Sub-Adviser shall place all orders for the purchase and sale of portfolio investments for the Fund with issuers, brokers or dealers selected by the Sub-
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                  Adviser which may include brokers or dealers affiliated with the Sub-Adviser. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser always shall seek best execution (except to the extent permitted by the next sentence hereof), which is to place portfolio transactions where the Fund can obtain the most favorable combination of price and execution services in particular transactions or provided on a continuing basis by a broker or dealer, and to deal directly with a principal market maker in connection with over-the-counter transactions, except when it is believed that best execution is obtainable elsewhere. Subject to such policies as the Trustees may require, and consistent with the requirements of Section 28(e) of the Securities and Exchange Act of 1934, as amended, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Trust to pay a broker or dealer that provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such excess amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser and its affiliates with respect to the Trust and to other clients of the Sub-Adviser as to which Sub-Adviser or any affiliate of the Sub-Adviser exercises investment discretion.

2.       OTHER AGREEMENTS

                  It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlled by or under common control with the Sub-Adviser, and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Trust. It is also understood that the Sub-Adviser and persons controlled by or under common control with the Sub-Adviser have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses. Nothing contained in this Agreement shall limit or restrict the freedom of the Sub-Adviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment counsel or to other persons, firms, or corporations, or to engage in any other business activities.

3.       COMPENSATION TO BE PAID BY THE MANAGER TO THE SUB-ADVISER

                  The Manager will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered a fee, determined as described in Schedule A which is attached hereto and made a part hereof. Such fee shall be paid by the Manager and not by the Trust.

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4.       MATERIAL TO BE FURNISHED TO SUB-ADVISER

                  During the term of this Agreement, the Manager shall furnish the Sub-Adviser with any further documents, materials or information that the Sub-Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement. The Manager shall furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, advertising and sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Adviser or its clients in any way, prior to the use thereof, and the Manager shall not use any such material if the Sub-Adviser reasonably objects in writing seven business days (or such other time as may be mutually agreed) after receipt thereof. The Manager shall take reasonable steps to see that material prepared by employees or agents of the Manager or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the preceding sentence.

5.       AMENDMENTS OF THIS AGREEMENT

                  This Agreement (including Schedule A attached hereto) shall not be amended as to any Fund unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding voting securities of the Fund, if such approval is required under the Investment Company Act of 1940, as amended ("1940 Act"), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not interested in persons of the Trust or of the Manager or of the Sub-Adviser.

6.       EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT

                  This Agreement shall be effective as of the date executed, and shall remain in full force and effect as to each Fund continuously thereafter, until terminated as provided below:

         (a) Unless terminated as herein provided or pursuant to any applicable requirements of the 1940 Act or regulations promulgated thereunder, this Agreement shall remain in full force and effect through April 1, 2000 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as such continuance is specifically approved at least annually (i) by the Trustees or by the affirmative vote of a majority of the outstanding voting securities of the Fund, and (ii) by a vote of a majority of the Trustees who are not interested persons of the Trust or of the Manager or of any Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

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         (b)      This Agreement may be terminated as to any Fund without the payment of any penalty by the Manager, subject to the approval of the Trustees, by vote of the Trustees, or by vote of a majority of the outstanding voting securities of such Fund at any annual or special meeting or by the Sub-Adviser, in each case on sixty days' written notice.

         (c) This Agreement shall terminate automatically, without the payment of any penalty, in the event of its assignment or in the event that the Management Agreement with the Manager shall have terminated for any reason.

         (d) In the event of termination of this Agreement, the Fund will no longer use the name "T. Rowe Price" or "T. Rowe Price Associates, Inc." in materials relating to the Fund except as may be required by the 1940 Act and the rules and regulations thereunder.

7.       CERTAIN DEFINITIONS

         For the purpose of this Agreement the "affirmative vote of a majority of the outstanding voting securities" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to the vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or
(b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

         For the purposes of this Agreement, the terms "control", "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the rules and regulations thereunder.

8.       NON-LIABILITY OF SUB-ADVISER

         The Sub-Adviser shall be under no liability to the Trust, the Manager or the Trust's Shareholders or creditors for any matter or thing in connection with the performance of any of the Sub-Adviser's services hereunder or for any losses sustained or that may be sustained in the purchase, sale or retention of any investment for the Funds of the Trust made by it in good faith; provided, however, that nothing herein contained shall be construed to protect the Sub-Adviser against any liability the Trust by reason of the Sub-Adviser's own willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

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9.       LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

         A copy of the Trust's Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed by the Trustees as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the appropriate Fund.

IN WITNESS WHEREOF, Allmerica Financial Investment Management Services, Inc. has caused this instrument to be signed in duplicate on its behalf by its duly authorized representative and T. Rowe Price Associates, Inc. has caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.


                                ALLMERICA FINANCIAL INVESTMENT
                                MANAGEMENT SERVICES, INC.

                                By:     /s/ Richard M. Reilly
                                       -----------------------------------------

                                Title: President
                                       -----------------------------------------


                                T. ROWE PRICE ASSOCIATES, INC.

                                By:    /s/ Darrell Braman
                                       -----------------------------------------

                                Title: Vice President
                                       -----------------------------------------


Accepted and Agreed to as of the day and year first above written:


ALLMERICA INVESTMENT TRUST

By:    /s/ Thomas P. Cunningham
       -----------------------------------------

Title: Vice President and Treasurer
       -----------------------------------------

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                                  SCHEDULE A
                                  ----------

         The Manager will pay to the Sub-Adviser as full compensation for the Sub-Adviser's services rendered, a fee computed daily and paid quarterly at an annual rate based on the average daily net assets of the Fund as described below:


             FUND                                        FEE RATE

             Select Capital Appreciation Fund               0.50%


         The average daily net assets of the Fund shall be determined by taking an average of all of the determinations of net assets during each month at the close of business on each business day during such month while this Agreement is in effect.

         The fee for each quarter shall be payable within ten (10) business days after the end of the quarter.

         If the Sub-Adviser shall serve for any period less than a full month, the foregoing compensation shall be prorated according to the proportion which such period bears to a full month.

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